Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (File No. 333-154174) and Forms S-8 (File No. 333-142906, File No. 333-167688, File No. 333-183436, File No. 333-184956 and File No. 333-207114) of TSS, Inc. of our report dated March 24, 2020, relating to the consolidated financial statements, which appear in this For 10-K.

/s/ Weaver Tidwell LLP
Austin, Texas
March 24, 2020